Microsoft Word 11.0.8026;013f77C): Submission of matters to a vote of security holders
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         Pursuant to a Consent of Sole Shareholder of (a) the Service Share
class of each of the Goldman Sachs Variable Insurance Trust (the "Trust") International Equity Fund, Structured U.S. Equity Fund, Structured Small Cap Equity Fund, Capital Growth Fund, Growth and Income Fund and Mid Cap Value Fund (the "Existing Funds") of the Trust and (b) the Service Share class (the only class of the Fund) of the Goldman Sachs Growth Opportunities Fund, Equity Index Fund, Government Income Fund, Core Fixed Income Fund and Money Market Fund (the "New Funds") dated November 3, 2005, Goldman, Sachs & Co., as sole shareholder, approved the following matters: i) the Management Agreement between the Trust and Goldman Sachs Asset Management, L.P., as amended and together with each related Assumption Agreement between Goldman Sachs & Co. and Goldman Sachs Asset Management, L.P., with respect to the Goldman Sachs Growth Opportunities Fund, Government Income Fund, Core Fixed Income Fund and Money Market Fund; ii) the Management Agreement between the Trust and Goldman Sachs Asset Management, L.P. with respect to the Equity Index Fund; i) the Sub-Advisory Agreement between Goldman Sachs Asset Management, L.P. and SSgA Funds Management Inc. with respect to the Equity Index Fund; ii) the Distribution and Service Plan with respect to the Service Shares of each Existing Fund and each New Fund of the Trust, and all agreements related thereto (if any); and iii) the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the New Funds' organizational period and the remainder of their initial fiscal year following the commencement of the public offering of their shares of beneficial interest.